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                                                                    Exhibit 99.2

                           ASTA FUNDING, INCORPORATED

                            MODERATOR: DON WEINBERGER
                                FEBRUARY 9, 2006
                                   11:00 AM CT


Operator:             Good afternoon. My name is (Andrew) and I will be your
                      conference operator today. At this time, I would like to welcome everyone to the First Quarter Financial Results
                      Asta Funding conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

                      Thank you. Mr. Don Weinberger of Wolfe Axelrod Weinberger Associates, you may begin your conference.

Don Weinberger:       Thank you, (Andrew). Good afternoon and thank you all for
                      joining us for Asta Funding's quarterly conference call to discuss the results of the first quarter ended
                      December 31, 2005. By now all of you should have had the
                      opportunity to review the press release discussing
                      financial results, but if by chance you have not, please
                      call my office at Wolfe Axelrod Weinberger Associates at
                      212-370-4500 and we will immediately send you either by
                      fax or email a copy of today's press release.
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                      Before I ask our host, Gary Stern, CEO of Asta Funding, to discuss the current results, let me take a few minutes to read the forward-looking statement as required by law.

                      Except for historical information containing herein, the matters set forth in this conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

                      Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumption; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations.

                      Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2005, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all and may not be able to continue with quarterly dividend program.

                      Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its Website at www.astafunding.com.

                      With that having been said, let me at this time turn the conversation over to Gary Stern, President and Chief Executive Officer of Asta Funding. Gary, please proceed.
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Gary Stern:           Thank you, Don. Good afternoon, everyone, and thank you
                      for joining Asta's First Quarter conference call. Before I proceed with my formal remarks, I would like to welcome the newest addition to Asta, VATIV Recovery Solutions LLC, a private company whose management has considerable experience in servicing bankruptcies and many years experience in the credit card space.

                      We believe this acquisition of VATIV announced earlier this week is a strategic move for Asta especially in light of the Bankruptcy Reform Act of 2005. Although Asta will continue to outsource the vast majority of its collections, VATIV will serve as a platform to service our own Chapter 13s as well as afford us the opportunity to bid on Chapter 13 portfolios.

                      We believe the demand for servicing and selling Chapter 13s will increase, as bankruptcies filed will now be a majority of Chapter 13s as opposed to Chapter 7s.

                      I am pleased to report record results for Asta's first quarter of fiscal 2006, which is off to an excellent start. Our revenue and earnings showed excellent growth and has been fueled by the increase of our book of business as well as superb collections.

                      The cash collections in the quarter are of a particular note as the first quarter does have some seasonality with regards to collecting during the holiday season. In addition, 70% of the net cash collections in the quarter were derived from the collection of consumer receivables acquired for liquidation while 30% of the net cash collections were represented by account sales.
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                      This shows how strong the first quarter was to Asta as the bulk of the cash collected was from our third party servicers. Comparatively, in the same quarter last year, net collections represented by account sales were 41% of total net cash collections.

                      Net cash collections derived from the collection of consumer receivables acquired for liquidation in the quarter rose 25.5% to $46.2 million from $36.8 million in the same period one year ago. It should be noted that the strong collections during the quarter have a direct correlation to the prices we are willing to pay for our portfolios. Properly pricing our purchases creates a solid foundation necessary to turn the collection process into success.

                      With that said, I'd like to briefly comment on how we view the current state of the debt buying marketplace as it relates to Asta Funding. We are very pleased with the level of portfolio purchases during the first quarter. While we believe the pricing environment has stabilized, it continues to remain competitive.

                      We were able to purchase in excess of $2.1 billion during the first quarter at an aggregate cost of $102.4 million, which was financed primarily through cash flows, from operating activities, and our newly-expanded credit facility. Our book of business continues to expand as a result of these purchases.

                      We will continue to reap the benefits of our close relationships to seek opportunities to make additional acquisitions. The price we are willing to pay for receivables is strictly driven by our desired rate of returns and we will continue with this disciplined approach.
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                      Asta continues to have (lower bad) costs with our
                      quarterly expenses running between $4 and $5 million. We believe our business model whereby we outsource a vast majority of our collections and utilize a suit strategy allows us to be flexible and opportunistic when it comes to purchasing portfolios. We truly believe that our results are validating this model.

                      We continue to review possible purchases on a frequent basis. While credit card debt remains the bulk of our business, we continue to review new opportunities that fit into our disciplined purchasing criteria. During our first quarter, the majority of the portfolio purchases were from credit card receivables while telecom purchases amounted to approximately 13% of total purchases.

                      I'd like to briefly discuss our position within the telecom space since it has become an issue of concern for some investors in our industry. Asta purchases first landline portfolio approximately four years ago and entered the wireless space in July of 2004. To date, our purchases of wireless portfolios have been meeting our expectations and we are pleased with the results.

                      We'll continue to cautiously seek out additional type of asset classes to leverage our flexible and scalable purchasing model as we did with the telecom market. We are very confident in our purchases, especially in the telecom space, as we believe we price these purchases properly.

                      There have been occasions in the past within the telecom arena where we have passed on certain opportunities because our experience enabled us to value a particular portfolio and deduce that the portfolio did not meet our desired returns. We understand that the telecom portfolios come with lower balance accounts in general and have taken that into consideration when we bid for our telecom paper.
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                      Although these accounts have lower balances than those of
                      credit cards, there is always a percentage of above average balances where our legal strategy can be implemented, especially those in excess of $1,000 that meet our legal strategy criteria. Although the average telecom balance for our portfolios has been approximately $600, approximately 27% of the balances purchased have an average balance of approximately $1,800. We find this extremely attractive for this asset class.

                      In addition, remember, Asta makes purchases when seen fit, not on a quarterly or weekly basis, as the company outsources the majority of its collections, leaving us pressure-free of making acquisitions of portfolios. Asta will continue on this purchase path knowing that any uses of capital can meet our internal goals which are similar to historical levels.

                      We believe that the pipeline to paper remains generally strong as seen by our purchases during the first quarter. We will continue to cultivate our sourcing capabilities and strengthen our financial wherewithal. Although credit card debt has been the bulk of our business, we will not shy away from new opportunities that fit into our disciplined purchasing criteria.

                      Let me briefly highlight our balance sheet, which continues to be very strong. At the end of the first quarter, our capital structure remained very sound with $154.1 million in stockholders equity. We believe that Asta is adequately capitalized with approximately $39.5 million unused of our total credit facility of $125 million.
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                      We believe these levels provide Asta with the necessary
                      resources and flexibility to move swiftly and opportunistically as may be necessary in the coming months. If additional opportunities arise, we feel highly confident that our credit lines could be easily expanded to at least one to one and a half times our shareholders equity.

                      Okay. Asta has continued its outstanding performance to its fiscal first quarter, recording record revenues and earnings for the quarter ending December 31, 2005. Asta reported record revenues for the quarter of $20.3 million, a 46.5% increase over revenues of $13.8 million for the first quarter of fiscal 2005. This was driven by strong cash collections of $46.2 million in the quarter, an increase of 25.5% for the prior year quarter of $36.8 million.

                      Total expenses, excluding interest, increased to $4 million, up from $3 million in the same quarter one year ago. The majority of the increase costs were from higher receivable servicing costs, printing, postage, and delivery costs, data processing costs, salaries, payroll, taxes, and benefits, professional fees, and telephone charges. Asta continues to have tight cost controls as most expenses remain relatively fixed, another benefit to outsourcing the majority of our collections. Interest expense increased by $256,000 to $663,000 during the quarter as compared to the same period in the prior year, and was due to an increase in the average outstanding borrowings by Asta under its line of credit, and increased rate under this line.

                      As a result of excellent revenue growth and continued expense control, Asta's pre-tax income reached $15.6 million in the quarter, up 50.7% from prior year results.
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                      Asta's tax rate in the quarter was approximately 41%.
                      These rates were in line with our expectations, and believe those rates will be the same during the remainder of fiscal 2006.

                      Net income was $9.3 million during the quarter, increasing 50.8% compared to $6.2 million in the first quarter of fiscal 2005. We reported fully diluted earnings per share of 64 cents, a 48.8% increase over the prior year quarter of 43 cents per share.

                      I'd like to - as this unique business model whereby we outsource the majority of our receivables enables us to maintain a streamlined infrastructure, affording us tremendous operating leverage and flexibility as we continue to grow.

                      We believe strongly in this model, as it has proven worthy, especially as seen in today's reported results. Our disciplined approach continues to prove itself each and every quarter.

                      In fact, the return on average equity during the quarter was 24.5% on an annual basis - annualized basis, excuse me.

                      We believe that our business model is highly successful and we continue to remain patient when making portfolio purchases.

                      Our business model thankfully offers us flexibility to bid on portfolios of substance that will continue to meet our internal rates of return and grant shareholders high growth as experienced during our first quarter of fiscal 2006.
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                      To summarize, I am very proud of the great strides we have made over the past few weeks by producing record revenues and record earnings, expanding our book of business by purchasing $2.1 billion of face value, acquiring inventive recovery solutions to capture opportunities that will arise as a result of the bankruptcy reformat, paid a regular quarterly dividend in keeping our capital structure properly positioned for additional portfolio purchases that may arise.

                      I am very pleased with the results to date, and confident that we can continue to grow the company during the remainder of fiscal 2006 and beyond. That concludes our formal remarks. Mitch and I would like to open the call for any questions.

                      Due to the increased interest in Asta Funding, we would please ask that you limit your questions to one per person, with one follow up. Operator, first question please.

Operator:             At this time, I would like to remind everyone; if you
                      would like to ask a question, press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Jeff Nevins.

Jeff Nevins:          Good morning, guys. Question just on the bankruptcy reform in the fourth quarter; did you see a lot of your - did you see any of your collections impacted as a result of that?

Gary Stern:           No. Collections were not impacted whatsoever by bankruptcy filings.

Jeff Nevins:          But I mean, did you see returns from some of the credit
                      card paper that you owned?

Gary Stern:           Returns meaning where people file Chapter 13?

Jeff Nevins:          Right.

Gary Stern:           That takes time. When someone files the Chapter 13, it
                      usually takes about 24 months before payments come in. So for people that do file Chapter 13, there's a, you know, approximately a two year lag before payments come in.

                      So the collections were not derived from anybody that filed Chapter 13 during that period.

Jeff Nevins:          Okay. Well, I'm sorry. I mean, just in general; 7 and 13
                      bankruptcy filings. Does that make a difference?

Mitchell Cohen:       Jeff, it's Mitch; can you sort of maybe repeat the
                      question?

Jeff Nevins:          I'm just trying to understand, you know, just given the
                      amount of bankruptcies that took place in the fourth quarter, sometimes you own portfolios that would have filed Chapter 7 and I'm trying to get at, you know, how much of the business was impacted as a result of that.

                      I realize you made a lot of purchases, but I'm just trying to understand the loan portfolios.

Mitchell Cohen:       Right. And understand that those purchases came after - a
                      lot of those purchases came after October 15. But I think we calculate the number to be somewhere in the area of 4%.

Jeff Nevins:          Okay. Thank you very much.

Gary Stern:           You're welcome.

Operator:             Your next question comes from Charles Traston.

Charles Traston:      Hi. Thanks. You mentioned re-sales in the quarter were
                      $13.9 million or 30% of collections. How much of revenue was recognized from those?

Gary Stern:           $6.4 million.

Charles Traston:      Sorry. $6...

Gary Stern:           Versus $5.8 million the year before. And I just want to
                      remind you that the collections we're talking about are net.

Charles Traston:      Right.

Gary Stern:           So when you talk about sales, the gross collections are
                      significantly higher than the net.

Charles Traston:      Right.

Mitchell Cohen:       That number would be 21.26% versus 28% the year before.

Charles Traston:      So you said there was $6.4 million of revenue versus $5.8
                      from last year?

Mitchell Cohen:       Yeah.

Charles Traston:      And my follow-up is how much zero basis collections in the quarter?

Mitchell Cohen:       Approximately 3 million.

Charles Traston:      Thank you.

Operator:             Your next question comes from Steve Delaney.

Steve Delaney:        Good morning. Gary, Mitch, could one of you share with us
                      the percentage of the non-sale collections in the first quarter that would have come from the legal channel?
                      Because I know that's a strategy you've been pursuing aggressively since 2004.

Mitchell Cohen:       Well, we haven't quantified that number as of yet.
                      But it certainly shows that the strategy is working, because the bulk of our collections are now more than they were in the quarter before and the year before.

Steve Delaney:        Would you say that the increase that you're seeing, I
                      mean, in addition to larger portfolios is the mix shifting from, like, collections - from agency collections more towards the legal?

Gary Stern:           Absolutely.

Mitchell Cohen:       Yes.

Gary Stern:           Yes. Most of the accounts that are not - that are
                      collected are put through the legal channel and that's starting to build up as we expected.

Mitchell Cohen:       It's a maturation process of the pooled purchased in '04,
                      beginning of '05.

Gary Stern:           Right. This is pooling as expected. There's a time lag and we expect it to continue to build. We're very happy with that strategy.

Steve Delaney:        And the follow up would be; at any point in the future,
                      could you envision sharing with us the size of your book of judgment accounts, i.e., you know, how much face value is in judgments relative to non-suite paper? Is that something that - go ahead.

Mitchell Cohen:       I think I'm comfortable saying that we would be - hope to
                      disclose what's in the legal channel versus what's not in the legal channel.

Steve Delaney:        Okay.

Mitchell Cohen:       We could quantify at some future time what the judgments
                      might be.

Gary Stern:           Right. It's an ever-evolving process. So what's in the
                      legal channel - a large percentage of what's in the legal channel becomes judgment, but not all of it.

Steve Delaney:        Right.

Gary Stern:           So we can - the answer is we would consider that.

Steve Delaney:        Well, thank you Gary.

Gary Stern:           Thank you, Steve.

Operator:             Your last question comes from James O'Brien.

James O'Brien:        Yes. Good afternoon. Prior to the December quarter, a
                      couple quarters in a row there, you bought - about 50% of your purchases were in telecom. And it kind of came down to about 13% this most recent quarter.

                      Can you tell us what you're seeing on the pricing front there and the competitive front and, you know, any reason why maybe you shied away from more telecom purchases?

Mitchell Cohen:       We don't shy away from telecom purchases. In fact, we
                      actually love our telecom purchases. It's just that in the last quarter in particular and the quarter before, our fiscal fourth quarter of '05 and the first quarter of '06 we saw a lot of paper - a lot of credit card paper.

                      So we seized on that opportunity. We're still buying our fair share of telecom paper; 13% in the fourth - in the first quarter of '06. It's good paper, it's just dwarfed by the amount of credit card paper that we were able to purchase.

James O'Brien:        Okay. So now that we're about halfway through almost the
                      March quarter, can you tell us what we're seeing in the credit card arena in terms of pricing and competitiveness, et cetera?

Gary Stern:           We - in our opinion, pricing has stabilized. There's still competition. And I don't think things have changed a whole lot as far as pricing or competition. We have not seen pricing go up on the portfolios that we're successful at buying.

                      We don't know exactly what prices portfolios trade for because it's usually kept confidential, or if we hear hearsay , we sort of focus on what we bid.

                      Now, we know that certain portfolios go for higher prices because we don't win every portfolio. But we're staying disciplined in telecom. We're staying disciplined in credit card paper, and will stay disciplined if we go into other areas, which we would do very cautiously.

                      But I just want to go back to a point to just reiterate what Mitch said; this past quarter, we purchased approximately $260 or $270 million in telecom. The quarter before, I believe the amount was similar.

                      So the dollar amount is staying the same. As Mitch mentioned, we were dwarfed by the amount of the credit card paper that was available at attractive prices.

                      So our telecom purchases have been fairly steady. And will continue to stay steady as long as we can get our price.

James O'Brien:        Okay. And one last quick question; how much is remaining -
                      how much is outstanding on that credit facility?

Mitchell Cohen:       As of today?

James O'Brien:        Yeah.

Mitchell Cohen:       Approximately $40 million.

James O'Brien:        $40 million. Okay. Thank you so much.

Mitchell Cohen:       You're welcome.

Operator:             Your next question comes from Kara Murphy.

Kara Murphy:          Hi, thanks for taking my call. I wonder if you could
                      comment a bit more on what was driving the strength in collections in the 4th Quarter and if the new purchases that you've made during the quarter have already started to go through the collection channels?

Mitchell Cohen:       The new purchases in the 1st Quarter?

Kara Murphy:          Correct.

Mitchell Cohen:       Kara, no, no. That process is being done. We also
                      bought a lot of the paper on it, as you probably know, late - later in the second half of the 1st Quarter. It's - what driving it is really the maturation of the strategy that we used, which takes, you know, a little bit of time to get started but when it starts to roll in, it just starts to roll in. So these are really collections from '04 and '05, the beginning of '05 pool and, to the extent, even pools that we bought half way through the - half way last year.

Kara Murphy:          So does that mean that - you talked earlier about the -
                      using a (unintelligible) collection strategy more...

Mitchell Cohen:       Mm-hm.

Kara Murphy:          ...does that mean that, you know, you're seeing more
                      fruition from that strategy?

Mitchell Cohen:       Yes, that - what - where - what the results are bearing
                      out is the validation of our business model and using that (unintelligible) strategy.

Kara Murphy:          Okay, and how long does it usually take with the, you
                      know, size of the purchases that you made in the 1st
                      Quarter, how long does it usually take to place that level of portfolio?

Gary Stern:           Well, we, that - they have all been placed. But it takes
                      time for cash to build up.

Kara Murphy:          Okay. So, you know, does that usually start rolling in in
                      a few months? And is it any different, given the size of that portfolio?

Mitchell Cohen:       No.

Gary Stern:           No, no it's not different because, as we've mentioned,
                      there's many, many excesses in the marketplace and outlets for us to outsource. As a matter of fact, this paper was outsourced to our regular group of groups that we outsource to, as we've mentioned, we do not see any capacity issue. We are very, very happy and, as well as the services being very happy with us, with this $2 billion being placed. As a matter of fact, they can handle more than that and they want more than that and we micro-managed this to verify and make sure that they can handle more. But we've had some very long relationships with these people and they, you know, want more.

                      As a matter of fact I was at a conference yesterday; just flew in from Las Vegas, where we saw a bunch of these people. I was inundated by groups that want our business but we have a long list of people that want our business. We choose who we want to do business with and we, at this point, do not need to add anybody on our list. We may choose to add a few people to do some champion challengers but, at this point, it's not necessary.

                      So, in answer to the question, it takes time. It depends. Some money comes in over a short period of time. Most of the money really starts, you know, I would say within 12 to 24 months and then continues to build for a period of time. There's a longer tail than five years, hopefully. So it takes time. It depends on each asset and each type of asset and - that we buy. But, overall, it does not happen, you know, the first month.

Kara Murphy:          Okay, and maybe could you just comment on the floo - on
                      the supply of paper available in the 2nd Quarter here?

Gary Stern:           Sure, sure. We've seen supply of paper. We did expect a
                      little bit of a lull in the first, you know, month of January. We've - because of the influx of paper, banks usually sell a good amount of paper through the December quarter. And it was much - we were actually, as we mentioned before, we were much, much - we bought much paper than we anticipated in that quarter.

                      But, you know, we believe and, in our opinion, the paper will start coming and the offerings will start coming in shortly.

Mitchell Cohen:       As Gary mentioned, he was just out in Las Vegas where he
                      met a lot of people who actually do the selling and we expect that there'll be plenty of pape - plenty of opportunity to buy paper in the - in this fiscal quarter.

Gary Stern:           Right. Yeah, they - there's some large portfolios that are coming up shortly. There's one new seller that I've spoke with that has a very significant portfolio that sold about three years ago and is now putting a large portfolio to market. He couldn't quantify the time; if it would be this quarter or next quarter, but they've made a determination.
                      So we had a very nice conversation with them and there's several other larger portfolios that are, you know, going to be up for sale shortly. So...

Mitchell Cohen:       We're very optimistic about the conference that Gary just
                      came back from; made a lot of relationships. I mean, we made some new ones. But we're hoping that we'll be able to buy our fair share. We'll stay disciplined. We can't control price and we can control what we do but we are, you know, hopeful that we'll be able to buy some, you know, good portfolios this quarter.

Operator:             Your next question comes from Reilly Tierney.

Reilly Tierney:       Hi guys, great quarter.

Mitchell Cohen:       Hi.

Reilly Tierney:       Let me ask you the - clearly, the other day we saw one of
                      your competitor's announce, you know, some pretty bad news regarding wireless. You know, it's been an important part of your growth. And, yet, you seem pretty comfortable with your own exposure. Could you give us a sense of exactly what is the - if I looked at your entire portfolio today, what percentage of it would be wireless; not just new originations but of the entire portfolio, or telecom in general? And why do you think they had such a bad experience relative to your comfort with your own portfolio?

Gary Stern:           Let me, this is Gary.

Mitchell Cohen:       Reilly, we can't talk about the other companies but, you
                      know, the pricing of this - the paper is very, very sensitive. We buy our paper more than - more than comfortable with the price we pay. If we were able to buy this particular paper at this price, we would do it 'til the cows come home, to use a great expression. But, and if it ever goes north of where we are, we'll probably back away from it.

                      Right now, it probably makes up about 19% to 20% of our portfolio but, like I said, we're happy with this port - with this telecom, particularly the wireless paper that we buy. And I can't emphasize more to you that we will continue to this wireless paper if its rates are on the prices that we're buying it at. It's very price sensitive.

Reilly Tierney:       Have you seen more price competition from other players in the business driving up the price? What's the kind of conditions; what's the kind of competitive environment look like in the wireless space?

Gary Stern:           It's - it's all across the board. There is competition.
                      Some price - some portfolios, we believe, trade for an extremely high price. I say we believe because we don't get confirmation from the seller. We just know what we're buying and we're very happy with what we're buying.

Mitchell Cohen:       Yeah, right, and we only know what, you know, we know what our bid is. We know that, if when we lose, someone paid higher.

Reilly Tierney:       Right, right. And have the conditions changed in terms of
                      the number you're able to win right now?

Mitchell Cohen:       In the telecom space?

Reilly Tierney:       Yeah, mm-hm.

Mitchell Cohen:       We're buying our fair share of telecom paper. Like I said, it's pretty similar to the quarter before only it's - it was dwarfed by the amount of credit card paper we were able to buy in the 4th, in the 1st Quarter, I'm sorry.

Reilly Tierney:       Right. Can I just ask one follow-up, sir? On the - last
                      quarter was truly outstanding in terms of the amount of available credit card portfolios there were. How - in kind of order of magnitude, how unusual was that quarter? Do you think that we've kind of entered into a, maybe, a permanently higher level of portfolios being offered for sale or was that kind of a one-time thing that we shouldn't expect to be repeated?

Mitchell Cohen:       I think it's kind of a mix. There was a lot of charge-offs in the 4th Quarter; everybody else's 4th Quarter because of the Bankruptcy Act. And, but going forward, there should be a big pipeline out there because, you know, and I hate to say this to people who know me; a lot of people on this call do know me but, what's bad for the consumer, is good for companies like Asta. And the trends in the economy are, you know, people are, you know, paying more for oil, the consumer is stretched and that will just lead to more charge-offs.

                      And, additionally, you won't be able to, you know, file Chapter 11 - Chapter 7 anymore or it'll be very difficult. And, therefore, we'll have the third teams to fall back on, which we think is an unenviable position.

Reilly Tierney:       Right.

Mitchell Cohen:       The third teams are very, very rich stuff.

Gary Stern:           I just wan - this is Gary. I just want to add that, as of
                      now, 70% of the consumers that are filing bankruptcy are filing Chapter 13 as compared to 30% prior to the Bankruptcy Reform Act. Overall, according to the American
                      Bankers Association...

Mitchell Cohen:       That actual ratio is reversed, from 30%, 13 to 70%, 7. So
                      you're, you know...

Reilly Tierney:       No, right.

Gary Stern:           Which leads us to the specific reason why we acquired this other company was because it was a natural fit for us to service our own portfolios at a very cost effective, you know, rate and it allows us the flexibility to purchase
                      13s and help build their business with our Asta financial wherewithal to servicing portfolios. They also have a lot of experience in pricing 13s. So that will be helpful to us, as well, in going after this market.

Reilly Tierney:       Okay, thanks a lot.

Gary Stern:           Thank you.

Operator:             There are no further questions at this time.

Mitchell Cohen:       Okay. I'd like to thank you for participating in our 1st
                      Quarter Conference Call. We look forward to updating all of you again in a few months to discuss Asta's 2nd Quarter
                      Results ending March 31, 2006. We appreciate your interest and support. Thank you and have a pleasant day.

                                       END